Exhibit 10.2

*Certain identified information has been excluded from this exhibit because it is both not material and is the type that POET Technologies Inc. treats as private or confidential.

Bird & Bird

EQUIPMENT SALE AND PURCHASE AGREEMENT

between

QUANZHOU SAN'AN OPTICAL COMMUNICATION TECHNOLOGY CO., LTD.

(as Seller)

and

POET TECHNOLOGIES INC.

(as Buyer)

and

SUPER PHOTONICS INTEGRATED CIRCUIT XIAMEN CO., LTD.

(as Lessee)

Dated 31 December 2024

THIS AGREEMENT dated 31 December 2024 is made between:

PARTIES

(1) **Quanzhou San'an Optical Communication Technology Co., Ltd.**, a company with limited liability duly incorporated under the laws of the PRC, with its registered address at No.2 Lianshan Industrial Zone Gushan Village Shijing Town, Nan'an, Quanzhou City, Fujian Province, China ("**Seller**");

(2) **POET Technologies Inc.**, a publicly listed Company duly formed and validly existing in Canada, with its registered address of 120 Eglinton Avenue East, Suite # 1107, Toronto, Ontario, Canada ("**Buyer**"), and

(3) **Super Photonics Integrated Circuit Xiamen Co., Ltd.**, a company with limited liability duly incorporated under the laws of the PRC, with its registered address at Room 729-13, 7th Floor, No. 510 Xin'ao Road, Xindian Town, Xiang'an District, Xiamen, China ("**Lessee**"),

each a "**Party**" and collectively, the "**Parties**".

RECITALS

(A) The Buyer and Xiamen San'an Integrated Circuit Co., Ltd. have entered into the Joint Venture Contract for the establishment of Super Photonics Xiamen Co., Ltd. dated October 21, 2020, which was novated, amended and supplemented from time to time, including a notice for assignment and a consent to assignment dated October 12, 2023 whereby the Seller was assigned all the rights and obligations under the aforementioned agreement (the "**Joint Venture Contract**").

(B) In connection with the Joint Venture Contract, the Seller and/or its Affiliates have provided the Equipment to the Lessee for its business operations.

(C) The Seller has agreed to sell, and the Buyer has agreed to buy the Equipment subject to the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:

1. **INTERPRETATION**

1.1 Unless the context otherwise requires, the definitions and rules of interpretation in this clause apply in this Agreement.

"**Affiliate**" means (i) as to any legal entity, any other legal entity which directly or indirectly controls, is controlled by, or is under common control with such person; and (ii) in respect of any individual, an immediate family member of such person being a spouse, child, sibling or parent.

"**Business Day**" means a day other than a Saturday, Sunday or public holiday in the United States of America, Canada or the PRC;

"**Control**" of a person means:

(a) the direct or indirect ownership of shares representing more than 50 per cent of all the issued shares in the capital of such person;

(b) the power to appoint or control the appointment of at least half of the board of directors of such person; or

(c) otherwise having the power, direct or indirect, to direct or to cause the direction of the management and policies of such person whether by contract, trusts, arrangements, agreements, other binding arrangements or otherwise,

and "**controlled**" and "**controlling**" shall be construed accordingly;

"**Delivery Date**" means the date of this Agreement;

"**Encumbrance**" means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

"**Equipment**" means the equipment provided by the Seller and/or its Affiliates to the Lessee for its business operations, together with all components associated with such equipment, including such components that are required for the routine and normal operation of such equipment such as computers, monitors or other data storage devices. A detailed list of the Equipment is attached as schedule 1

"**Joint Venture Contract**" has the meaning given to it in the recitals of this Agreement;

"**Permitted Encumbrance**" means any Encumbrance for Tax and other charges by any governmental, regulatory or similar body or agency which is not due and payable.

"**PRC**" or "**China**" means the People's Republic of China;

"**Purchase Price**" has the meaning given to it in clause 4;

"**Seller's Warranties**" means the warranties given by the Seller pursuant to clause 8;

"**Tax**" or "**Taxation**" means any and all forms of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any Tax Authority;

"**Tax Authority**" any government, state or other fiscal, revenue, customs or excise authority, body or official anywhere in the world;

"**Transaction**" means the transaction contemplated by this Agreement or any part of that transaction;

"**USD**"or "**$**" means the US dollar, the lawful currency of the United States of America;

"**Usual Business Hours**" has the meaning given to it in clause 16.4;

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3 References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5 A reference to this Agreement or any other agreement or document referred to in this Agreement, is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders and the neutral.

1.8 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9 This Agreement shall be binding on and enure to the benefit of, the Parties to this Agreement and their respective successors and permitted assigns, and references to a **Party** shall include that Party's successors and permitted assigns.

1.10 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11 Unless expressly provided otherwise in this Agreement, a reference to **writing** or **written** includes fax and email.

1.12 Any words following the terms **including**, **include**, **in particular**, **for example** or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13 Unless the context requires otherwise, a reference to any legislation or legislative provision includes:

1.13.1 such legislation or legislative provision as amended, extended or re-enacted from time to time; and

1.13.2 all subordinate legislation made from time to time under that legislation or legislative provision.

1.14 Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.

1.15 All capitalised terms used in this Agreement shall have the meaning ascribed thereto in clause 1.1 above. For the avoidance of doubt, an identical term used in this Agreement and which is not capitalised shall not be ascribed the same meaning.

2. SALE AND PURCHASE

2.1 Subject to the terms of this Agreement, the Seller agrees to sell, transfer and assign the Equipment to the Buyer and the Buyer agrees to purchase and acquire the Equipment from the Seller on the Delivery Date.

2.2 The Seller shall on the Delivery Date transfer full legal and beneficial title to the Equipment to the Buyer, with full title guarantee, free and clear of any Encumbrances (other than Permitted Encumbrance) in an "as is, where is" condition.

2.3 Simultaneously with the transfer of title contemplated by clause 2.2, the lease agreement or any other contractual agreement between the Seller and the Lessee in respect of the leasing of the Equipment shall automatically terminate, without further actions of any Party.

3. **INSPECTION**

The Buyer hereby confirms that the Equipment has been inspected by the Buyer prior to the date of this Agreement and that the Equipment is satisfactory to the Buyer in all material respect.

4. **PURCHASE PRICE AND PAYMENT SCHEDULE**

4.1 The total consideration for the sale of the Equipment is USD 3,800,000 (the "**Purchase Price**").

4.2 The Purchase Price shall be paid in accordance with the following payment schedule:

4.2.1 USD 950,000 due and payable on 31 December 2024;

4.2.2 USD 950,000 due and payable on 31 March 2025;

4.2.3 USD 950,000 due and payable on 30 June 2025;

4.2.4 USD 950,000 due and payable on 30 September 2025.

4.3 All payments to be made to the Seller under this Agreement shall be made by electronic transfer of immediately available funds to the bank account nominated by the Seller. Payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4.4 The Purchase Price is the net amount to be received by the Seller. If the Buyer is required to make any deduction or withholding in respect of the payment of the Purchase Price, the Buyer shall gross up the payment amount such that the net payment received by the Seller after any deduction or withholding equals the amounts called for under this Agreement.

5. **TAXES**

5.1 The Buyer shall be responsible for and shall indemnify and hold harmless the Seller against any Taxes arising from, in connection or associated with the sales of the Equipment pursuant to this Agreement, including without limitation, any sales or transfer tax, value added tax and custom duties.

5.2 Notwithstanding the provisions of clause 5.1, the Buyer shall not be responsible for the following Taxes imposed on the Seller:

5.2.1 Taxes arising as a result of the gross negligence, fraud or wilful misconduct of the Seller;

5.2.2 Taxes arising as a result of the failure of, or delay by the Seller to make timely tax related filings;

5.2.3 Taxes imposed on or calculated by reference to the net income, profits or gains of the Seller (and its Affiliates);

5.2.4 Taxes imposed or calculated by reference to overall gross receipts of the Seller (and its Affiliates);

5.2.5 Taxes imposed as a result of the Seller's (i) failure to comply with this Agreement or any representation or warranty given by the Seller not being true and correct, or

(ii) failure to comply with any applicable laws in its jurisdictions of incorporation and

5.2.6 Taxes unrelated to the transactions contemplated by this Agreement.

5.3 All payments to be made by the Buyer under this Agreement shall be made in full without any deduction or withholding in respect of Taxes or otherwise unless the deduction is required by law, in which event the Buyer shall gross-up such payment so that the net amount received by the Seller will equal the full amount which would have been received by it had no such deduction or withholding been made.

5.4 Notwithstanding anything to the contrary in this Agreement, each Party shall be responsible for its stamp duty incurred in relation to this Agreement.

6. **DELIVERY**

The Parties acknowledge and agree that as of the date hereof, all the Equipment is located at the Lessee's premises and in the possession of the Lessee, the Seller shall not be obliged to give or effect physical delivery of any Equipment to the Buyer.

7. **FUTHER COVENANTS**

The Parties agree that the Equipment may be moved out of the Lessee's current premises after delivery. The Parties agree to establish a schedule for the physical relocation of the Equipment to the Buyer's facilities or designated locations. In any event, none of the Equipment shall be moved out of the Lessee's premises before the first instalment of Purchase Price as described in clause 4.2.1 is paid in full by the Buyer.

The Parties further agree that the Buyer shall have the right to export the Equipment outside of China following the Delivery Date. Upon the Buyer's request, the Seller shall provide reasonable assistance and use commercially reasonable efforts, at the Buyer's expense, to obtain all necessary consents, approvals, permits, and licenses required in connection with the export of the relevant Equipment.

For the avoidance of doubt, any and all costs arising from the removal, relocation or export of the Equipment, including customs duties, transportation, shipping, and insurance shall be for the account of the Buyer.

8. **WARRANTIES**

8.1 The Seller acknowledges that the Buyer is entering into this Agreement on the basis of, and in reliance on, the Seller's Warranties.

8.2 The Seller hereby represents and warrants to the Buyer that at the date of this Agreement, the Equipment is its absolute property.

9. **CONFIDENTIALITY AND ANNOUNCEMENTS**

9.1 Each Party undertakes to the other Parties that they will:

9.1.1 keep confidential the terms of this Agreement and all confidential information, in their knowledge or possession relating to the other Parties;

9.1.2 not disclose any of the information referred to in clause 9.1.1 (whether in whole or in part) to any third party, except as expressly permitted by this clause 9; and

9.1.3 not make any use of any of the information referred to in clause 9.1.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

9.2 Notwithstanding any other provision of this Agreement, no Party shall be obliged to keep confidential or to restrict their use of any information that:

9.2.1 is or becomes generally available to the public other than as a result of its disclosure by that Party (or any person to whom that Party has disclosed the information in accordance with clause 9.3) in breach of this Agreement; or

9.2.2 was, is or becomes available to the relevant Party on a non-confidential basis from a person who, to that Party's knowledge, is not bound by a confidentiality agreement or otherwise prohibited from disclosing the information to that Party.

9.3 The Parties may disclose any information that they are otherwise required to keep confidential under this clause 9:

9.3.1 to any of their employees, officers, consultants, representatives or advisers who need to know such information for the purposes of advising on this Agreement or facilitating the Transaction, provided that the Party making the disclosure informs the recipients of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 9 as if they were that Party. The Party making a disclosure under this clause shall, at all times, be liable for the failure of their recipients to comply with the obligations set out in this clause 9;

9.3.2 with the prior consent in writing of the other Party(ies);

9.3.3 to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

9.3.4 if and to the extent that the disclosure is required:

9.3.4.1 by the laws of any jurisdiction to which the Party making the disclosure is subject;

9.3.4.2 by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

9.3.4.3 to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

9.3.4.4 to protect the disclosing Party's interest in any legal proceedings,

provided that in each case (and to the extent they are legally permitted to do so) the Party making the disclosure gives the other Party(ies) as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other Party(ies) concerning the content of the disclosure.

9.4 No Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or the Transaction without the prior written consent of the other Parties.

9.5 Nothing in clause 9.4 shall prevent a Party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction, provided that the Party required to make the announcement consults with the other Parties and takes into account their reasonable requests concerning the content of the announcement before it is made.

10. **FURTHER ASSURANCE**

At its own expense, each Party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as may be necessary or desirable to give full effect to this Agreement.

11. **ASSIGNMENT**

11.1 Without the prior written consent of the other Parties, no Party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement.

11.2 Notwithstanding clause 11.1, the Buyer may transfer all of its rights and obligations under this Agreement to any of its Affiliates, provided that the Buyer shall notified the other Parties in writing in advance of such transfer; and the obligations of the transferee shall be guaranteed in full by the Buyer.

12. **NO AGENCY**

The Parties confirm they are acting on their own behalf in relation to the Transaction and not for the benefit of any other person.

13. **ENTIRE AGREEMENT**

This Agreement constitutes the entire Agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to the subject matter.

14. **VARIATION AND WAIVER**

14.1 No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

14.2 A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

14.3 A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

15. **COSTS**

15.1 Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

16. **NOTICES**

16.1 A notice given to a Party under or in connection with this Agreement:

16.1.1 shall be in writing and in English;

16.1.2 shall be signed by or on behalf of the Party giving it;

16.1.3 shall be sent to the Party for the attention of the contact and to the address, or email address specified in clause 16.2, or such other contact or address or email address as that Party may notify in accordance with clause 16.3;

16.1.4 shall be:

16.1.4.1 delivered by hand;

16.1.4.2 sent by pre-paid post or another express delivery service providing proof of delivery;

16.1.4.3 sent by pre-paid airmail providing proof of delivery; or

16.1.4.4 sent by email; and

16.1.5 unless proved otherwise is deemed received as set out in clause 16.4 if prepared and sent in accordance with this clause 16.

16.2 The addresses, email addresses and contacts for service of notices on the Buyer and the Seller are:

16.2.1 To the Buyer and/or the Lessee

Address: 120 Eglinton Avenue East, Suite 1107, Toronto ON M4P 1E2

Attention: [redacted]

Email: [redacted]

16.2.2 To the Seller

Address: No.1721 Lvling Road,Xiamen, Fujian, China

Attention: [redacted]

Email: [redacted]

16.3 A Party may change its details for service of notices as specified in clause 16.2 by giving an at least five (5) Business Days prior written notice to the other Parties.

16.4 In the absence of evidence of earlier receipt, a notice is deemed given or delivered:

16.4.1 If delivered by hand, on the day it was delivered (provided that such day is a Business Day, and if it is not a Business Day, the next Business Day);

16.4.2 if sent by pre-paid post or another express delivery service providing proof of delivery, on the 2nd Business Day after posting;

16.4.3 if sent by pre-paid airmail providing proof of delivery, on the 10th Business Day after posting; or

16.4.4 if sent by email at the time of transmission,

provided that if deemed receipt under the previous paragraphs of this clause 16.4 would occur outside Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this clause, "**Usual Business Hours**" means 9.00 am to 5.30 pm on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant Party by hand or post).

17. **INTEREST AND LIQUIDATED DAMAGE**

17.1 If a Party fails to make any payment due to any other Party under this Agreement by the due date then the defaulting Party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

17.2 Interest under this clause will accrue each day at a rate of 5% per annum, calculated on the basis of a 360 day year.

17.3 If any payment to be made by the Buyer is overdue for more than 30 days, the Seller shall provide a written notice to the Buyer. If such overdue payment has not been paid in full within 15 days after the Buyer's receipt of such notice from the Seller, in addition to the interests as set out in clause 17.2 above, the Buyer shall be liable for a liquidated damage in an amount of 10% of the total Purchase Price.

17.4 Parties agrees that the liquidated damages provided in section 17.3 is not a one-time remedy; it is applicable whenever section 17.3 is triggered.

18. **SEVERANCE**

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.

19. **AGREEMENT SURVIVES COMPLETION**

This Agreement (other than obligations that have already been fully performed) remains in full force after the Delivery Date.

20. **NO THIRD PARTY RIGHTS**

20.1 This Agreement does not give rise to any rights to any party other than the Parties to enforce any term of this Agreement.

20.2 The rights of the Parties to rescind or vary this Agreement are not subject to the consent of any other person.

21. **EFFECTIVENESS AND COUNTERPARTS**

21.1 This Agreement shall become effective upon duly execution by the Parties.

21.2 This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

21.3 Transmission of the executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of a "wet-ink" counterpart of this Agreement. If this method of transmission is adopted, without prejudice to the validity of the Agreement thus made, each Party shall on request provide the other with the "wet-ink" copy original(s) of their counterpart.

22. RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

23. GOVERNING LAW AND JURISDICTION

23.1 This Agreement shall be governed by, and construed in accordance with, PRC Laws.

23.2 The Parties hereto will try to resolve any dispute, controversy or claim arising out of or in connection with this Agreement through friendly consultations between the Parties. But, if no settlement is reached within twenty (20) days from the date one Party notifies the other Party in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this clause 23.2, then any such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally and exclusively settled by arbitration conducted by the Singapore International Arbitration Center ("**SIAC**") in accordance with the Singapore International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules.

23.3 The place of arbitration will be in Singapore at SIAC. The arbitration proceedings will be conducted in English with Chinese translation.

23.4 The arbitration tribunal will consist of three arbitrators. The Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The presiding arbitrator will be nominated by the arbitrators selected by the Parties or, failing which within ten days from SIAC's confirmation of the second arbitrator, be appointed by the SIAC Council.

23.5 The arbitration award is final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and attorneys' reasonable fees) will be borne by the Party who shall perform obligations or bear the liability of breach under the arbitration award, unless otherwise determined by the arbitration award.

23.6 In any proceedings under or relating to the arbitration, each Party will cooperate with the other Party in making full disclosure of and providing complete access to all information and documents reasonably requested by the other Party in connection with such arbitration proceeding.

23.7 Any arbitration award may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located.

23.8 By agreeing to the settlement of any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity hereof by arbitration, each Party irrevocably waives its right to any form of appeal, review or recourse to any court or other judicial authority, other than applying to court for enforcement of the settlement or arbitration award, insofar as such waiver may be validly made.

SCHEDULE 1

[redacted]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

THE BUYER

SIGNED by)
Suresh Venkatesan)
for and on behalf of)
POET TECHNOLOGIES INC.)
) (signed) "*Suresh Venkatesan*"

Name: Suresh Venkatesan
Designation: Authorized Representative

THE SELLER

SIGNED by)
Cai Wen Bi)
for and on behalf of)
QUANZHOU SAN'AN OPTICAL
COMMUNICATION TECHNOLOGY CO., LTD.)
) (signed) "*Cai Wen Bi*"

Name: Cai Wen Bi
Designation: Authorized Representative

THE LESSEE

SIGNED by)
Jing Liang Cai)
for and on behalf of)
SUPER PHOTONICS INTEGRATED CIRCUIT
XIAMEN CO., LTD.)
) (signed) "*Jing Liang Cai*"

Name: Jing Liang Cai
Designation: Authorized Representative